Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-259498) of Skillful Craftsman Education Technology Limited of our report dated August 16, 2024, with respect to the consolidated financial statements of Skillful Craftsman Education Technology Limited as of March 31, 2024, which appears in the annual report on Form 20-F of Skillful Craftsman Education Technology Limited for the years ended March 31, 2024 and 2023.

/s/TPS Thayer LLC

Sugar Land, Texas

August 16, 2024